Exhibit 10.1

FIRST AMENDMENT TO THE
INVESTORS BANCORP, INC.
2015 EQUITY INCENTIVE PLAN

This First Amendment (the “First Amendment”) to the Investors Bancorp, Inc. 2015 Equity Incentive Plan (the “Plan”) is hereby adopted as of March 27, 2017 (the “Amendment Effective Date”).

WHEREAS, Investors Bancorp, Inc. (the “Company”) adopted the Plan, which was approved by the Company’s stockholders on June 9, 2015; and

WHEREAS, Section 6.1 of the Plan provides that the Company’s board of directors (the “Board of Directors”) may amend the Plan in certain respects without stockholder approval; and

WHEREAS, the Board of Directors desires to amend the Plan in the manner contemplated hereby to allow for the Company to withhold required income taxes associated with the participants’ equity awards up to the maximum individual rate in the applicable jurisdiction rather than the minimum amount required to be withheld; and

WHEREAS, such amendment to the Plan is not considered material under Nasdaq since it neither creates a material increase in the benefits payable to participants in the Plan nor increases the number of shares of Company common stock to be issued under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, as of the Amendment Effective Date:

1.	Section 7.8 of the Plan is hereby amended and restated to read as follows:

“Section 7.8    Tax Withholding. Where a Participant is entitled to receive shares of Stock upon the vesting or exercise of an Award, the Company shall have the right to require such Participant to pay to the Company the amount of any tax that the Company is required to withhold with respect to such vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the minimum amount required to be withheld. To the extent permitted by the Committee, a Participant shall have the right to direct the Company to satisfy the minimum amount (or an amount up to a Participant’s highest marginal tax rate provided such withholding does not trigger liability accounting under FASB ASC Topic 718 or its successor) required for federal, state and local tax withholding by: (i) with respect to a Stock Option, reducing the number of shares of Stock subject to the Stock Option (without issuance of such shares of Stock to the Stock Option holder) by a number equal to the quotient of (a) the total minimum amount of required tax withholding (or an amount up to a Participant’s highest marginal tax rate provided such withholding does not trigger liability accounting under FASB ASC Topic 718 or its successor) divided by (b) the excess of the Fair Market Value of a share of Stock on the exercise date over the Exercise Price per share of Stock; and (ii) with respect to Restricted Stock Awards and Restricted Stock Units, withholding a number of shares (based on the Fair Market Value on the vesting date) otherwise vesting that would satisfy the minimum amount of required tax withholding (or an amount up to a Participant’s highest marginal tax rate provided such withholding does not trigger liability accounting under FASB ASC Topic 718 or its successor). Provided there are no adverse accounting consequences to the Company (a requirement to have liability classification of an award under FASB ASC Topic 718 or its successor is an adverse consequence), a Participant who is not required to have taxes withheld may require the Company to withhold in accordance with the preceding sentence as if the Award were subject to minimum tax withholding requirements or up to such Participant's highest marginal tax rate.”

2.	Except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Board of Directors has adopted this First Amendment as of the date first written above.

INVESTORS BANCORP, INC.

By: /s/ Robert M. Cashill
     Chairman of the Board of Directors